Exhibit 99.1

Zevia Announces Fourth Quarter and Full Year 2022 Results

Q4 Gross Margin of 44.3%, up 1 point sequentially and year-over-year

Provides 2023 Net Sales Guidance of $180 to $190 Million

LOS ANGELES – February 28, 2023 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), the company disrupting the liquid refreshment beverage industry with great tasting, zero sugar beverages made with simple, plant-based ingredients, today reported results for the fourth quarter and fiscal year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•
Net sales increased 3.5% year-over-year to $35.4 million
•
Unit volume decreased 8.7% year-over-year to 2.7 million equivalized cases
•
Gross profit margin of 44.3%, the strongest gross margin percent in 2022
•
Net loss was $6.2 million, including $3.1 million of non-cash equity-based compensation expense
•
Adjusted EBITDA loss was $2.9 million(1)
•
Loss per share was $0.10 per diluted share to Zevia’s Class A common stockholders

Full Year 2022 Highlights

•
Net sales increased 18.1% year-over-year to $163.2 million
•
Unit volume increased 10.7% year-over-year to 13.6 million equivalized cases
•
Gross profit margin of 42.9%
•
Net loss was $47.6 million, including $26.9 million of non-cash equity-based compensation expense
•
Adjusted EBITDA loss was $19.6 million(1)
•
Loss per share was $0.81 per diluted share to Zevia’s Class A common stockholders

“We are pleased to have delivered solid fourth quarter 2022 results, including net sales above the top end of our guidance with significant improvements in margins and profitability,” said Amy Taylor, President and Chief Executive Officer. “Our team’s diligent execution against our operational and strategic priorities, along with strong cash management, improvement on the Adjusted EBITDA line and step-changes in cost containment in the back half of the year, positions us well to deliver continued strong growth and a faster path towards profitability.”

“In syndicated data, we saw continued double-digit growth at retail in the quarter,” Taylor added. “Over the last 12 months, Zevia added another 1.4 million households to the brand, with households again increasing their brand spend in that same period. More consumers are buying more Zevia than ever, and we look forward to Zevia's brand refresh rolling out into the market in peak beverage season this summer.”

Fourth Quarter 2022 Results

Net sales increased 3.5% to $35.4 million in the fourth quarter of 2022 compared to $34.2 million in the fourth quarter of 2021. Growth in net sales was driven by higher price realizations partially offset by volume and mix factors.

Gross profit improved to $15.7 million for the fourth quarter of 2022, a 5.8% increase compared to $14.8 million in the fourth quarter of 2021, reflecting net sales growth partially offset by higher

(1) Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

cost of goods sold. Gross profit margin of 44.3% was up 1 point on a sequential basis and compared to the fourth quarter of 2021. The year-over-year improvement in gross profit margin was primarily due to pricing increases, partially offset by higher manufacturing costs as a result of inflationary pressures.

Selling and marketing expenses were $10.0 million, or 28.3%, of net sales in the fourth quarter of 2022 compared to $11.9 million, or 34.8%, of net sales in the fourth quarter of 2021. The decrease was due to a $0.9 million reduction in freight and warehousing costs and a $1.0 million decline in non-working marketing costs.

General and administrative expenses were $8.5 million, or 24.1%, of net sales in the fourth quarter of 2022 compared to $8.2 million, or 23.9%, of net sales in the fourth quarter of 2021. The increase was due to increased headcount and personnel costs to support growth, partially offset by a $1.3 million decrease in public company costs due to expense optimization initiatives.

Equity-based compensation, a non-cash expense, was $3.1 million in the fourth quarter of 2022, compared to $31.9 million in the fourth quarter of 2021. The decrease was primarily due to restricted stock units ("RSUs") and restricted phantom stock awards that vested over six months following the Company's initial public offering ("IPO") in the prior year period.

Net loss for the fourth quarter of 2022 was $6.2 million, compared to net loss of $37.4 million in the fourth quarter of 2021.

Loss per share for the fourth quarter of 2022 was $0.10 per diluted share to Zevia’s Class A common stockholders, compared to loss per share of $0.59 in the fourth quarter of 2021.

Adjusted EBITDA loss was $2.9 million in the fourth quarter of 2022, compared to an Adjusted EBITDA loss of $5.3 million in the fourth quarter of 2021. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Full Year 2022 Results
Net sales increased 18.1% to $163.2 million in the full year of 2022 compared to $138.2 million in the full year of 2021. Growth in net sales was primarily driven by volume, reflecting higher velocities as well as expanded distribution, along with higher price realizations.

Gross profit improved to $70.0 million for the full year of 2022, a 9.5% increase compared to $63.9 million in the full year of 2021, reflecting net sales growth partially offset by higher cost of goods sold. Gross profit margin of 42.9% was down from 46.3% in the prior year period, reflecting higher manufacturing costs as a result of inflationary pressures, partially offset by pricing increases.

Selling and marketing expenses were $52.9 million, or 32.4%, of net sales in the full year of 2022 compared to $45.1 million, or 32.7%, of net sales in the full year of 2021. The increase was due to higher freight and warehousing costs and higher repacking fees partially offset by a reduction of non-working marketing costs.

General and administrative expenses were $36.8 million, or 22.5%, of net sales in the full year of 2022 compared to $27.5 million, or 19.9%, of net sales in the full year of 2021. The increase was primarily due to higher headcount and personnel costs to support growth along with incremental public company costs.

Equity-based compensation, a non-cash expense, was $26.9 million in the full year of 2022, compared to $77.7 million in the full year of 2021. The decrease was primarily due to RSU and restricted phantom stock awards that vested over six months following the IPO in the prior year.

Net loss for the full year of 2022 was $47.6 million, compared to net loss of $87.7 million for the full year of 2021.

Loss per share for the full year of 2022 was $0.81 per diluted share to Zevia’s Class A common stockholders, compared to loss per share of $1.33 for the full year of 2021.

Adjusted EBITDA loss was $19.6 million in the full year of 2022, compared to an Adjusted EBITDA loss of $8.7 million in the full year of 2021. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Balance Sheet and Cash Flows

As of December 31, 2022, the Company had $47.4 million in cash and cash equivalents and no outstanding debt, as well as an unused credit line of $20 million. During the full year of 2022, cash used in operating activities was $20.8 million compared to $17.8 million in the full year of 2021. The Company spent $2.6 million on capital expenditures during the full year of 2022 to support its growth initiatives compared to capital expenditures of $3.1 million during the full year of 2021.

2023 Guidance

The Company expects net sales for the full year of 2023 to be in the range of $180 million to $190 million, an increase of 10% to 16% compared to 2022. For the first quarter of 2023, net sales are expected to be in the range of $40 million to $43 million, an increase of 5% to 13% compared to the first quarter of 2022.

Webcast

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss this earnings release. Investors and other interested parties may listen to the webcast of the conference call by logging on via the Investor Relations section of Zevia’s website at https://investors.zevia.com/ or directly here. A replay of the webcast will be available for approximately thirty (30) days following the call.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as "guidance," “believe,” “anticipate,” “expect,” “consider,” “contemplate,” “continue,” “would,” “could,’” “may,” “potential,” “estimate,” “intend,” “project,” “plan,” “seek,” “pursue,” "will," or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, statements regarding anticipated growth, strategic direction, branding, operating environment, distribution, velocity, pricing and costs. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the ability to develop and maintain our brand, our ability to successfully execute on our rebranding strategy and cost reduction initiatives, change in consumer preferences, pricing factors, the impact of inflation on our sales growth and cost structure such as increased commodity, packaging, transportation and freight, warehouse, labor and other input costs and other economic, competitive and governmental factors outside of our control, such as pandemics or epidemics, including the impact of the effects of the COVID-19 pandemic, and adverse global macroeconomic conditions, including rising interest rates and a recessionary environment, and geopolitical events or conflicts, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the U.S. Securities and Exchange Commission for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, vegan and zero sodium. Zevia is distributed in more than 32,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the food, drug, warehouse club, mass, natural and ecommerce channels.

(ZEVIA-F)

Contacts

Media

Annie Samuelson

Edelman

713-299-4115

Annie.Samuelson@edelman.com

Investors

Reed Anderson

ICR

646-277-1260

Reed.Anderson@icrinc.com

ZEVIA PBC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021		2022	2021
Net sales	$35,366	$34,170		$163,181	$138,172
Cost of goods sold	19,713	19,373	(1)	93,160	74,231	(1)
Gross profit	15,653	14,797	(1)	70,021	63,941	(1)
Operating expenses:
Selling and marketing	10,025	11,893	(1)	52,869	45,130	(1)
General and administrative	8,536	8,165		36,793	27,516
Equity-based compensation	3,099	31,919		26,880	77,724
Depreciation and amortization	342	284		1,347	997
Total operating expenses	22,002	52,261		117,889	151,367
Loss from operations	(6,349)	(37,464)		(47,868)	(87,426)
Other income (expense), net	222	44		286	(207)
Loss before income taxes	(6,127)	(37,420)		(47,582)	(87,633)
Provision for income taxes	(43)	16		(65)	(34)
Net loss and comprehensive loss	(6,170)	(37,404)		(47,647)	(87,667)
Net loss attributable to Zevia LLC prior to the Reorganization Transactions	—	—		—	1,913
Loss attributable to noncontrolling interest	1,785	17,241		13,790	39,768
Net loss attributable to Zevia PBC	$(4,385)	$(20,163)		$(33,857)	$(45,986)

Net loss per share attributable to common stockholders
Basic	$(0.10)	$(0.59)	(2)	$(0.81)	$(1.33)	(2)
Diluted	$(0.10)	$(0.59)	(2)	$(0.81)	$(1.33)	(2)

Weighted average common shares outstanding
Basic	45,731,318	34,457,684		41,739,061	34,450,409
Diluted	45,731,318	34,457,684		41,739,061	34,450,409

(1) Included in the accompanying results for the three months and year ended December 31, 2021, are $1.0 million and $2.7 million of expenses, respectively, previously recorded as cost of goods sold that the Company has reclassified to selling and marketing expenses to conform to the current presentation.

(2) Represents earnings per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from July 22,2021 through December 31, 2021, the period following the Reorganization Transactions and IPO.

ZEVIA PBC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$47,399	$43,110
Short-term investments	—	30,000
Accounts receivable, net	11,077	9,047
Inventories	27,576	31,501
Prepaid expenses and other current assets	2,607	3,421
Total current assets	88,659	117,079
Property and equipment, net	4,641	3,169
Right-of-use assets under operating leases, net	708	211
Intangible assets, net	4,385	4,233
Other non-current assets	539	301
Total assets	$98,932	$124,993
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	8,023	$13,492
Accrued expenses and other current liabilities	8,408	6,705
Current portion of operating lease liabilities	715	236
Total current liabilities	17,146	20,433
Operating lease liabilities, net of current portion	—	1
Total liabilities	17,146	20,434

Stockholders' equity
Class A common stock	48	34
Class B common stock	22	30
Additional paid-in capital	189,724	174,404
Accumulated deficit	(79,843)	(45,986)
Total Zevia PBC stockholder's equity	109,951	128,482
Noncontrolling interests	(28,165)	(23,923)
Total equity	81,786	104,559
Total liabilities and equity	$98,932	$124,993

ZEVIA PBC

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2022	2021
Operating activities:
Net loss	$(47,647)	$(87,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	653	562
Depreciation and amortization	1,347	997
Loss on sale of equipment	3	(4)
Amortization of debt issuance cost	64	94
Equity-based compensation	26,880	77,724
Changes in operating assets and liabilities:
Accounts receivable, net	(2,030)	(2,062)
Inventories	3,925	(10,701)
Prepaid expenses and other assets	846	(2,481)
Accounts payable	(5,850)	4,396
Accrued expenses and other current liabilities	1,703	1,960
Operating lease liabilities	(672)	(624)
Net cash used in operating activities	(20,778)	(17,806)
Investing activities:
Proceeds from maturities of short-term investments	30,000	—
Payments for purchases of short-term investments	—	(30,000)
Purchases of property and equipment	(2,593)	(3,143)
Net cash provided by (used in) investing activities	27,407	(33,143)
Financing activities:
Proceeds from revolving line of credit	—	74,721
Repayment of revolving line of credit	—	(74,721)
Payment of debt issuance costs	(334)	—
Minimum tax withholding paid on behalf of employees for net share settlement	(2,130)	—
Proceeds from exercise of stock options	124	—
Proceeds from exercise of common units	—	10
Exercise of stock options		(178)
Repurchase of Zevia LLC units	—	(17)
Distribution to unitholders for tax payments	—	(2,669)
Proceeds from issuance of Class A common stock sold in IPO, net of underwriting discounts and commissions	—	139,689
Use of proceeds from issuance of Class A common stock to purchase Zevia LLC Units	—	(49,609)
Cancellation of options in IPO	—	2
Cancellation of options	—	(4)
Payment of IPO costs	—	(8,101)
Net cash (used in) provided by financing activities	(2,340)	79,123
Net change from operating, investing, and financing activities	4,289	28,174
Cash and cash equivalents at beginning of period	43,110	14,936
Cash and cash equivalents at end of period	$47,399	$43,110

Use of Non-GAAP Financial Information

We use Adjusted EBITDA, a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management believes that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: (1) other income (expense), net, which includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets, (2) provision (benefit) for income taxes, (3) depreciation and amortization, and (4) equity-based compensation. Adjusted EBITDA may in the future also be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability and other infrequent and unusual transactions.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of equity-based compensation expense, including the potential dilutive impact thereof, and (4) it does not reflect other non-operating expenses, including interest (income) expense, foreign currency (gains) losses and (gains) losses on disposal of fixed assets. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss or income and other results stated in accordance with GAAP.

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss and comprehensive loss	$(6,170)	$(37,404)	$(47,647)	$(87,667)
Other (income) expense, net*	(222)	(44)	(286)	207
Provision for income taxes	43	(16)	65	34
Depreciation and amortization	342	284	1,347	997
Equity-based compensation	3,099	31,919	26,880	77,724
Adjusted EBITDA	$(2,908)	$(5,261)	$(19,641)	$(8,705)

* Includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets.